Exhibit 99.1

Reconciliation of Adjusted Earnings to Net Income See footnotes on page 144

Reconciliation Footnotes Depreciation for direct real estate investments only. Excludes depreciation for corporate leasehold improvements, fixed assets and other non-real estate items. Includes adjustments to reflect the period change in fair value of residential mortgage- backed securities and related derivatives. (3) Includes all recoveries on loans during the period. (4) To the extent we experience losses on loans for which we specifically provided prior to January 1, 2006, there will be no adjustment to earnings. All charge offs incremental to previously provided for losses will be deducted from net income. (5) Represents the write-off of a $4.7 million net deferred tax liability recorded in connection with our conversion to a REIT for the six months ended June 30, 2006. (6) Adjusted to reflect the impact of adding back noncontrolling interests expense of $2.1 million to adjusted earnings due to the application of the if-converted method on non- managing member units which are considered dilutive to adjusted earnings per share, but are antidilutive to GAAP net income per share for the six months ended June 30, 2006.